SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities  Exchange Act of 1934 (Amendment No.     )

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FOOTHILL INDEPENDENT BANCORP

(Name of Registrant as Specified In Its Charter)

N/A

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April 7, 2003

Dear Stockholder:

The Board of Directors joins me in extending to you a cordial invitation to attend the Annual Meeting of Stockholders of Foothill Independent Bancorp (the “Company”) which will be held on Tuesday, May 13, 2003, at 4:30 P.M., at The Glendora Country Club, 310 S. Amelia Avenue, Glendora, California.

The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly-owned subsidiary, Foothill Independent Bank. Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, or vote by telephone or the Internet, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy or voting by telephone or the Internet will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

George E. Langley

President and Chief Executive Officer

510 South Grand Ave. ☐ Glendora, California 91741 ☐ (626) 963-8551 ☐ (909) 599-9351

FOOTHILL INDEPENDENT BANCORP

510 South Grand Avenue

Glendora, California 91741

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2003

NOTICE TO THE STOCKHOLDERS

OF FOOTHILL INDEPENDENT BANCORP:

The 2003 Annual Meeting of Stockholders of Foothill Independent Bancorp (the “Company”) will be held at The Glendora Country Club, 310 S. Amelia Avenue, Glendora, California, on Tuesday, May 13, 2003, at 4:30 P.M., for the following purposes:

1.	To elect George Sellers and Douglas F. Tessitor as the Class II Directors of the Company for a term of three years ending at the Annual Meeting of Stockholders to be held in 2006; and

2.	To approve the 2003 Stock Incentive Plan, under which an aggregate of up to 450,000 shares of common stock may be issued pursuant to the exercise of stock options that may be granted to officers, key employees, non-employee directors and consultants of the Company and its subsidiaries.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Director Nominations.    The Company’s Bylaws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an Annual Meeting of Stockholders, but only if written notice of the stockholder’s intent to make the nomination(s) has been received by the Secretary of the Company not less than sixty (60) nor more than ninety (90) days prior to (i) the first anniversary of the preceding year’s annual meeting of stockholders or (ii) such other date on which the Annual Meeting of Stockholders is to be held provided that a public announcement of that other date is given to the stockholders in advance.

Any such notice must include the following information: (i) the name and address of the nominating stockholder and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote and intends to appear in person or by proxy at the Annual Meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the nominating stockholder, or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder (an “Affiliate” of the nominating stockholder), or any nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations proposed by that stockholder; (iv) the class, series and number of the Company’s shares that are owned by the nominating stockholder and those owned by his or her proposed nominees and by any other stockholders known by the nominating stockholder to be supporting such nominees as of the date of such stockholder’s notice; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the written consent of each nominee to serve as a director of the Company if so elected. Any stockholder who desires to nominate one or more persons for election as directors at an Annual Stockholders Meeting is also required to comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

The Bylaws further provide that the Chairman of the Annual Meeting may disregard any nominations made other than in compliance with the above requirements.

The 2004 Annual Meeting of Stockholders is scheduled to be held on May 11, 2004. Accordingly, stockholders desiring to nominate candidates for election at that Meeting will be required to provide the Company with the notice and information required by the above procedures by no later than March 12, 2004 and no earlier than February 11, 2004.

Only stockholders of record at the close of business on March 26, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors

George E. Langley

President and Chief Executive Officer

April 7, 2003

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THE INTERNET. Returning the enclosed proxy or voting by telephone or over the Internet will not prevent you from voting in person if you choose to attend the Annual Meeting.

FOOTHILL INDEPENDENT BANCORP

510 South Grand Avenue

Glendora, California 91741

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2003

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Foothill Independent Bancorp, a Delaware corporation (the “Company”), for use at the 2003 Annual Meeting of Stockholders to be held on Tuesday, May 13, 2003, at 4:30 P.M., at The Glendora Country Club, 310 S. Amelia Avenue, Glendora, California, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 7, 2003.

Any stockholder who executes a proxy retains the right to revoke it at any time before it is voted. You may revoke or supersede your proxy by signing a proxy with a later date, or by giving written notice of revocation to the Secretary of the Company, 510 South Grand Avenue, Glendora, California 91741, prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person. A proxy, when executed and not revoked, will be voted in accordance with the instructions given in the proxy. If you do not specify a choice in the proxy, the proxy will be voted “FOR” the election to the Board of Directors of the nominees of the Board named in this Proxy Statement, and “FOR” approval of the 2003 Stock Incentive Plan.

VOTING SECURITIES

The shares of common stock constitute the only class of outstanding voting securities of the Company. Only the stockholders of the Company of record as of the close of business on March 26, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of March 26, 2003, there were 5,978,786 shares of common stock outstanding and entitled to vote. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Stockholders who withhold authority to vote on the election of directors or abstain on any proposal, and broker non-votes, will be counted in determining the presence of a quorum. However, under Delaware law, in the election of directors, the two candidates that receive the highest number of votes will be elected and, as a result, shares as to which the authority to vote has been withheld and broker non-votes will have no effect on the outcome of the election of directors. Abstentions on any other proposal will have the same effect as a vote against that proposal; however, broker non-votes will not be counted in determining whether the proposal has been approved. You are entitled to one vote for each share held as of the Record Date. Also, in the election of directors there is no cumulative voting. As a result each stockholder will be entitled, for each share of common stock that he or she owns, to cast one vote for a single nominee for each of the positions on the Board of Directors standing for election.

SOLICITATION

We will pay the costs of soliciting proxies from our stockholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, directors, officers and employees (who will not receive any additional compensation) of the Company or its wholly-owned subsidiary, Foothill Independent Bank (the “Bank”), may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company’s shares.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information as of March 26, 2003 regarding the number of shares of the Company’s common stock owned by (i) each person who, to our knowledge, owned beneficially 5% or more of the outstanding shares of common stock of the Company as of that date, (ii) each director and nominee for director, (iii) each of the current executive officers of the Company who are named in the Summary Compensation Table, and (iv) all of the current directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
William V. Landecena	434,898	(1)(2)(3)	7.1%
O. L. Mestad	337,653	(2)(3)	5.5%
Financial Institution Partners II LP Hovde Capital, L.L.C Eric D. Hovde, and Steven Hovde	300,802	(4)	5.0%
George E. Langley	271,156	(2)(3)	4.4%
Richard Galich	171,972	(2)(3)	2.8%
Donna Miltenberger	159,179	(2)(3)	2.6%
Max Williams	113,364	(2)(3)	1.9%
George Sellers	62,182	(2)(3)	1.0%
Carol Ann Graf	49,364	(2)(3)	*
Douglas F. Tessitor(5)	73,734	(2)(3)	*
All Directors and Executive Officers as a group (8 in number)	1,559,768	(6)	23.6%

(1)	Includes shares held in several trusts established by Mr. Landecena of which he is a trustee.

(2)	Includes shares of common stock subject to outstanding stock options exercisable during the 60-day period ending May 26, 2003, as follows: Mr. Landecena — 111,876 shares; Dr. Mestad — 115,623 shares; Mr. Langley — 134,726; Dr. Galich — 36,670 shares; Ms. Miltenberger — 89,106; Mr. Williams — 91,563 shares; Mr. Sellers — 36,670 shares; Mr. Tessitor — 65,635; and Ms. Graf — 26,064.

(3)	Each of the directors and officers of the Company named in this table is a partner in a partnership that owns, of record, 116,630 shares of the Company’s common stock. Included in the beneficial ownership total of each of those directors and officers, except for Ms. Graf, is 12,959 shares, which is the number of the shares owned by that partnership that each of them owns beneficially. Ms. Graf’s beneficial ownership total includes 6,479 of the shares owned of record by such partnership. Mr. Tessitor also owns, beneficially, 6,479 of the shares owned of record by the partnership. The remainder of the shares owned of record by the partnership are beneficially owned by other individuals. Each of those directors and officers, individually, and Mr. Tessitor, disclaims beneficial ownership of the other shares benefically owned by each of the other partners of that partnership.

(4)	According to a report filed with the Securities and Exchange Commission, Financial Institution Partners, L.P., and Financial Institution Partners, Ltd., are the direct owners of 16,241 of these shares and Financial Institution Partners II, L.P. is the direct owner of 284,561 of these shares, and Hovde Capital, L.L.C., its general partner, and Eric D. Hovde and Steven D. Hovde share voting and dispositive power over, and therefore, together, may be deemed to share beneficial ownership of, all of these shares.

(5)	Mr. Tessitor is a nominee for election to the Company’s Board of Directors and also is a member of the Board of Directors of the Bank.

(6)	Includes (i) an aggregate of 642,298 shares of common stock subject to outstanding stock options exercisable during the 60-day period ending May 26, 2003 and (ii) a total of 97,192 of the 116,630 shares held by the partnership referenced in footnote (3) above.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, stockholders will vote on the election of George Sellers and Douglas F. Tessitor as the Class II Directors of the Company to serve for a term of three years ending at the Annual Meeting of Stockholders to be held in 2006 and until their successors are elected and qualified.

The Board of Directors has instructed the named holders of the proxies received in response to this solicitation to vote the shares represented by those proxies FOR the election of Messrs. Sellers and Tessitor as Directors, unless a contrary instruction is given in the proxy. Mr. Sellers is an incumbent director and has served on the Company’s Board of Directors since 1998, having been elected to that position by the Company’s stockholders. He also is and since 1998 has been a member of the Board of Directors of the Bank. Mr. Tessitor is not currently an incumbent director, but served on the Board of Directors of the Company from 1995 to 1999, a position to which he was elected by the stockholders. Mr. Tessitor is an incumbent director of the Bank, a position he has held continuously since 1995.

Under Delaware law, the two nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to “Withhold Authority,” which will be counted, and broker non-votes, which will not be counted, will have no practical effect.

If a nominee of the Board of Directors becomes unavailable, for any reason, before the election, to serve on the Board of Directors, then the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board. The Board of Directors has no reason to believe that its nominees will be unavailable to serve.

The names and certain information concerning the two nominees and the current directors are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE CLASS II NOMINEES NAMED BELOW.

Name, Age and Position	Director Since	Principal Occupation and Business Experience
Class II Director-Nominees
George Sellers, 63 Director of the Company and the Bank	1998

Mr. Sellers is an Accountant and Enrolled Agent licensed to practice before the Internal Revenue Service. Mr. Sellers has owned Merchants Bookkeeping since 1974 which provides various accounting and tax services to local businesses, non-profit organizations and individuals located primarily in the greater San Gabriel Valley and the Inland Empire. Mr. Sellers has served on several community boards during the past 30 years, including the American Youth Soccer Organization, and currently is a member in the West End Service Club and Upland Foothill Kiwanis.

Douglas F. Tessitor, 58 Nominee for election to the Board; incumbent member of the Board of the Bank	—(1)

Mr. Tessitor is a Chartered Financial Consultant and Chartered Life Underwriter. Since 1976 he has been, engaged in the insurance and financial planning business, marketing insurance and investment products and providing financial planning services to individuals and closely held businesses. He holds degrees in the field of business from the University of Southern California, American Graduate School of International Management, and The American College. Prior to 1976, he held management positions with Union Bank in Los Angeles, California and with Chase Manhattan Bank in New York. Mr. Tessitor has served on several community boards including The Citrus College Foundation. Currently he serves on The Foothill Heatlh and Education Foundation Board and is an elected member of the Glendora City Council.

Name, Age and Position	Director Since		Principal Occupation and Business Experience
Continuing Directors:
Class I Directors

George E. Langley, 62 President, Chief Executive Officer and a Director of the Company and Bank	1980	(2)

Mr. Langley has served as President and Chief Executive Officer of the Company and the Bank since 1992. From 1976 when he joined the Bank until 1992, Mr. Langley served as an Executive Vice President, Chief Financial Officer and Secretary of the Company and the Bank. Mr. Langley has served on numerous community and professional boards and currently serves on the Boards of the Glendora Public Library Friends Foundation and Casa Colinas, Inc.

Max Williams, 59 Director of the Company and the Bank	1995

Mr. Williams is a licensed architect with a Bachelor’s degree in Architecture and a Master’s degree in Urban and Regional Planning. He is, and since 1982 has been, the owner and president of his own architectural firm. Prior to 1982, Mr. Williams was employed as an architect by independent real estate development and architectural firms, including Lewis Development, William L Pereira Architects and Gruen Associates. Mr. Williams also is a member and a past president of the Inland California Chapter, of the American Institute of Architects.

Class III Directors

Richard Galich, 63 Director of the Company and the Bank	1998

Dr. Galich is a doctor of Otolaryngology — Head and Neck Surgery with a Bachelors degree from Indiana University and Doctor of Medicine from Loyola University/Chicago, Illinois. Since 1972, Dr. Galich has been in private practice in the east San Gabriel Valley in Southern California. Dr. Galich served as Chairman of the Board at San Dimas Community Hospital and Chief of Medical Staff for Foothill Presbyterian Hospital. He is a Fellow, American College of Surgeons and American Academy of Otolaryngology — Head and Neck Surgery. Medicine from Loyola University/Chicago, Illinois. Since 1972, Dr. Galich has been in private practice in the east San Gabriel Valley in Southern California. Dr. Galich served as Chairman of the Board at San Dimas Community Hospital and Chief of Medical Staff for Foothill Presbyterian Hospital. He is a Fellow, American College of Surgeons and American Academy of Otolaryngology — Head and Neck Surgery.

William V. Landecena, 78 Chairman of the Board of Directors and a Director of the Company and the Bank	1973	(2)

Mr. Landecena currently is Chairman of the Board, has been a director of the Company and the Bank since their inception. Prior to 1981, Mr. Landecena owned and operated Arrow Meat Company located in Upland, California. Since 1981, Mr. Landecena has been a private investor. Mr. Landecena is active in the Upland YMCA where he serves on the Board and is Chairman of the building committee. He is a charter member (1965) of the Upland Foothill Kiwanis and has been a volunteer SCORE (Service Corp of Retired Executives) Counselor for the U. S. Small Business Administration for 8 years.

O. L. Mestad, 80 Director of the Company and the Bank	1973	(2)

Dr. Mestad has been a director of the Company and the Bank since their inception and served as Chairman of the Board of the Bank for eight of those years. Dr. Mestad was engaged in the private practice of dentistry for 30 years, retiring in 1983. During that time, Dr. Mestad served on numerous community and professional boards. Currently, Dr. Mestad is Chairman of the Board of Foothill Presbyterian Hospital, a member of the board of directors of Citrus Valley Health Partners, and a trustee of the Governance Forum of the California Hospital Association.

(1)	Mr. Tessitor served as a Director of the Company from 1995 to 1999 and is, and has served continuously since 1995 as, a member of the Board of Directors of the Bank.

(2)	This is the date when the named individual first became a director of the Bank, the Company’s predecessor and wholly owned subsidiary.

There are no family relationships among any of the directors or executive officers of the Company.

Meetings of the Board of Directors

The Board of Directors of the Company held 13 meetings during the year ended December 31, 2002. Each incumbent Director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied with respect to the Company’s fiscal year ended December 31, 2002.

Committees of the Board of Directors

The Board of Directors of the Company has a standing Audit Committee. The Board of Directors of the Bank, rather than that of the Company, has established a standing Compensation Committee, because the Company’s executive officers are also the Bank’s executive officers and they devote substantially all of their time managing the operations of the Bank which, as a result, also pays their compensation.

The members of the Audit Committee are selected by the Board of Directors. The members are Richard Galich, William V. Landecena, O. L. Mestad, George Sellers, who are directors of the Company, and Douglas Tessitor, who is a director of the Bank and a nominee for election to the Board of Directors of the Company. None of the members of the Audit Committee are or have been officers or employees of the Company or the Bank and in all other respects meet the audit committee membership qualifications prescribed by the rules of NASDAQ. The Committee operates under a written charter adopted by the Board of Directors. The Audit Committee held 6 meetings during the year ended December 31, 2002.

The Compensation Committee is comprised of five directors selected by the Board of Directors of the Bank. The members of the Committee are Richard Galich, William V. Landecena, O. L. Mestad, George Sellers and George E. Langley. The Compensation Committee makes determinations with respect to compensation to be paid to the officers and other key employees of the Bank and is responsible for establishing compensation and fringe benefit programs for the Bank’s employees. Mr. Langley does not participate in the Committee’s deliberations or decisions with respect to his compensation. The Compensation Committee held 3 meetings during the year ended December 31, 2002.

The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Boards of Directors of the Company and the Bank.

Any stockholder who desires the Board of Directors to consider any person for nomination as a candidate for election to the Board of Directors at the 2004 Annual Meeting may send a written notice to the Secretary of the Company by no later than March 12, 2004, at the Company’s principal executive offices, that identifies the proposed nominee or nominees and contains the information set forth in the description of the Nomination Procedures contained in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. The Notice of Annual Meeting of Stockholders also contains a description of the procedures by which stockholders may make nominations at an Annual Meeting of Stockholders, which includes the giving of prior written notice to the Company of an intention to do so, together with information called for by those procedures.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth compensation received in each of the fiscal years in the three year period ended December 31, 2002, by the Company’s Chief Executive Officer, and the other executive officers of the Company whose aggregate cash compensation for services rendered to the Company, or any of its subsidiaries, in all capacities in 2002 exceeded $100,000 (collectively, the “Named Officers”):

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards Stock Options (Shares)	All Other Compensation
Name and Principal Position	Year	Salary($)		Bonus($)(1)
George E. Langley	2002	$312,200	(2)	$175,212	0	$42,928	(3)
President and Chief Executive Officer of	2001	302,949	(2)	173,962	2,000	$37,636	(3)
the Company and the Bank	2000	295,300	(2)	78,342	20,000	32,581	(3)
Donna Miltenberger	2002	$216,531	(4)	$115,550	0	9,500	(5)
Executive Vice President and Chief Operating	2001	210,502	(4)	112,199	2,000	7,507	(5)
Officer of the Company and the Bank	2000	199,302	(4)	48,185	0	8,175	(5)
Carol Ann Graf	2002	$93,949		$20,139	0	14,739	(6)
Senior Vice President, Chief Financial Officer	2001	89,851		19,094	2,000	11,773	(6)
and Secretary of the Company and the Bank	2000	85,911		8,454	5,000	10,363	(6)

(1)	Bonus were paid pursuant to annual incentive compensation programs established during each of the years presented for all employees of the Bank, including the Bank’s executive officers. Under this program, performance goals, relating to such matters as deposit and loan growth, improvements in loan quality and profitability were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Bank achieved or exceeded the performance goals.

(2)	Includes directors’ fees paid to Mr. Langley by the Company and the Bank in each year presented.

(3)	Includes above-market earnings of $33,424, $28,769 and $23,789 accrued in 2002, 2001, and 2000, respectively, on compensation deferred in the years 1985 through 1988 under a deferred compensation plan in effect during that period designed to provide retirement benefits for officers and other key management employees (the “1985 Deferred Compensation Plan”) and employer contributions to the Company’s 401(k) Plan (the “401k Plan”) of $9,500 in 2002, $8,867 in 2001 and $8,792 in 2000.

(4)	Includes director’s fees paid to Ms. Miltenberger by the Company and the Bank in each year presented.

(5)	Includes employer contributions to Ms. Miltenberger’s account in the 401k Plan of $9,500 in 2002, $7,507 in 2001 and $8,175 in 2000.

(6)	Includes above-market earnings of $9,503, $8,172 and $6,755 accrued in 2002, 2001 and 2000, respectively, on compensation deferred in 1985 through 1988 by Ms. Graf under the 1985 Deferred Compensation Plan and employer contributions to the 401k Plan of $5,236 in 2002, $3,601 in 2001 and $3,609 in 2000.

Stock Options

Option Grants in 2002.    No options were granted to any of the Named Officers in the year ended December 31, 2002.

Fiscal Year-End Option Values.    None of the Named Officers exercised any options in 2002.

The following table provides information with respect to the value of unexercised “in-the-money” options held by the Named Officers as of December 31, 2002.

Name	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End
	Exercisable	Unexercisable	Exercisable	Unexercisable
George E. Langley	134,726	0	$1,488,264	$0
Donna L. Miltenberger	89,106	0	803,601	0
Carol Ann Graf	26,064	2,624	211,810	20,355

(1)	The average of the high and low prices of the Company’s common stock on December 31, 2002 on the NASDAQ National Market System was $17.40.

Granted and Available Options under Option Plans.    The following table provides information relating to our equity compensation plans as of December 31, 2002:

	Column A	Column B	Column C
	Number of Securities Issuable upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A
Equity compensation Plans approved by stockholders	914,916	$7.88	232,125	(1)
Equity compensation not approved by stockholders	—	—	—

	914,916	$7.88	232,125	(1)

(1)	The option plan under which these shares were authorized for issuance terminated as of the close of business on December 31, 2002. As a result, none of these shares remain available for the grant of options by the Company.

Employment Agreements and Change in Control Agreements

Mr. Langley is employed as the Bank’s President and Chief Executive Officer pursuant to an employment agreement which commenced on October 1, 2000 and was to have expired on September 30, 2003. Earlier this year the term of Mr. Langley’s employment under that agreement was extended to September 30, 2006. Pursuant to that agreement Mr. Langley receives a base annual salary of $285,885, which is adjusted annually for cost of living increases. That agreement also entitles Mr. Langley to participate in any bonus or incentive compensation programs and other employee benefit plans generally made available to executives and key employees of the Bank, to use a Bank-furnished automobile and to receive supplemental insurance benefits. Under the employment agreement, the Bank is entitled to terminate Mr. Langley’s employment at any time prior to its expiration without cause. In that event, Mr. Langley’s salary, bonuses and other benefits would be continued for a period of three years measured from the September 30 immediately following such termination. In the event of Mr. Langley’s death while employed as the Bank’s President and Chief Executive Officer, salary and bonuses would cease, but the Bank would be obligated to continue the dependent health and dental insurance coverage for Mr. Langley’s wife for a period of three years thereafter. If Mr. Langley’s employment is terminated for cause, or by reason of resignation or his disability, and Mr. Langley, during the period ending on the first anniversary of the effective date of such termination, refrains from accepting employment from, and from providing consulting or advisory services to, any competing banking or depository institution, then all life, medical, dental and disability insurance programs in which Mr. Langley was participating at that time will be continued for that one year period.

Mr. Langley also has a severance compensation agreement with the Bank. That agreement provides that if there is a change in majority ownership of the Company or the Bank, whether by acquisition of shares, merger or sale of assets, and following that change, Mr. Langley’s employment is terminated without cause or he terminates his employment due to a reduction in his compensation or the scope of his authority or duties, Mr. Langley shall receive a payment equal to the sum of (i) an amount equal to three times the highest base salary paid to Mr. Langley during the twelve month period prior to such termination, (ii) an amount equal to the bonuses that would have been paid to Mr. Langley under any applicable incentive compensation plans, assuming all performance goals established under such plans had been met and (iii) an amount equal to the difference between the exercise price and the fair market value of all shares subject to vested and unvested stock options held by Mr. Langley. In addition, upon such termination following a change in control of the Bank or the Company, Mr. Langley’s benefits would be continued for a period of three years from the date of termination.

The Bank has a severance compensation agreement with Ms. Miltenberger that is substantially similar to the Langley severance compensation agreement. The Bank also has a severance compensation agreement with Ms. Graf that is substantially similar to Mr. Langley’s severance compensation agreement, with the exception that it provides for the continuance of Ms. Graf salary and benefits for a period of one year from the date of such a termination of her employment following a change in control of the Company or the Bank.

Directors’ Fees

During fiscal 2002 the Bank paid the Chairman of the Board of Directors $2,145 per month and each other director, including Mr. Langley and Ms. Miltenberger, $1,705 per month in directors’ fees for services and attendance at Board and committee meetings, and each director received $553 per month as reimbursement for health insurance premiums.

Deferred Compensation Plans

Effective January 1, 1985, the Bank adopted the 1985 Deferred Compensation Plan, a voluntary unfunded deferred compensation plan which permitted selected key, salaried employees of the Bank to defer receipt of a portion of their annual salaries and bonuses that would otherwise have been paid during a four-year period ended December 31, 1988 and, in exchange therefore, entitled them to receive supplemental retirement benefits in an amount determined on the basis of the amount of salary deferred over that four-year period and the participant’s age at the time of participation. The supplemental retirement benefits are payable over a 10 year period commencing on the participant’s retirement date, except that if the participant dies prior thereto, his or her beneficiaries will receive a death benefit, in lieu of the retirement benefit, over a 10 year period. The benefit payments are not subject to any reduction for Social Security benefits or other offset amounts. A total of 19 employees, including Mr. Langley and Ms. Graf, participated in the 1985 Deferred Compensation Plan.

The Bank has purchased life insurance on employees participating in the 1985 Deferred Compensation Plan in amounts that, in the aggregate, are expected, on an actuarial basis, to fund all of its future obligations under this plan. The Bank is the owner and sole beneficiary of the life insurance. Thus, no direct allocation of cost is made to any one employee and no amount attributable to the expenses of the 1985 Deferred Compensation Plan is included in the Summary Compensation Table set forth above. Earnings on amounts in each participant’s account accrue at an annual fixed rate. It is estimated that, under this Plan, Mr. Langley will receive approximately $127,500 per year over the 10 year period following his retirement, and Ms. Graf will receive approximately $75,000 per year for the 10 year period following her retirement.

Under another deferred compensation plan presently in effect, officers and other key employees are entitled, prior to the beginning of each fiscal year, to elect to defer a portion of their annual salary in the upcoming year under annually established unfunded deferred compensation programs designed to provide for each participating employee a supplemental retirement benefit in an amount based on the salary deferred and earnings thereon.

Certain Transactions

The Bank has had, and in the future may have, banking transactions in the ordinary course of its business with directors, principal stockholders and their associates, including the making of loans to directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with unaffiliated persons. In addition, such loans are made only if they do not involve more than the normal risk of collectibility and do not present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

The Members of the Compensation Committee of the Board of Directors in 2002 were Richard Galich, William V. Landecena, O. L. Mestad, and George Sellers, all of whom are non-employee Directors of the Company and the Bank, and George E. Langley, the President and Chief Executive Officer of the Company and the Bank.

Mr. Langley’s primary role on the Compensation Committee is to provide input on the performance of other executive officers and key management employees, and Mr. Langley does not participate in the deliberations, and he does not vote on decisions, regarding his compensation.

No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for approving, and evaluating the efficacy of, compensation policies and programs for the Bank, which employs all of the Company’s executive officers, and for making determinations regarding the compensation of the Company’s executive officers.

The following report is submitted by the Compensation Committee members with respect to the executive compensation policies established by the Compensation Committee and the compensation received by executive officers in the fiscal year ended December 31, 2002.

Compensation Policies and Objectives

In adopting, and also evaluating the effectiveness of, compensation programs for executive officers, as well as other key management employees of the Bank, the Compensation Committee is guided by three basic principles:

•	The Company and the Bank must be able to attract and retain highly-qualified and experienced banking professionals with proven performance records.

•	A substantial portion of annual executive compensation should be tied to the Bank’s performance, measured primarily in terms of profitability, asset growth and asset quality.

•	The financial interests of the Company’s senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company’s common stock.

Attracting and Retaining Executives and Other Key Employees

There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Company strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other banks and financial services organizations in California.

In establishing salaries for executive officers, the Compensation Committee reviews (i) the historical performance of the executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of asset-size, capitalization and performance, to the Bank. Another factor which is considered in establishing salaries of executive officers is the cost of living in Southern California, which generally is higher than in other parts of the country.

CEO Compensation

The Bank has followed the practice of entering into multi-year employment agreements with its Chief Executive Officer. Such agreements serve to assure continuity in that position and to deter competing banks from attempting to hire away the Bank’s Chief Executive Officer.

In October 2000, the Bank entered into an employment agreement with George Langley, the Company’s Chief Executive Officer, which was to have expired on September 30, 2003. In order to ensure Mr. Langley’s retention as the Bank’s Chief Executive Officer, earlier this year the Bank extended his employment agreement to September 30, 2006, without a change in his compensation. See “COMPENSATION OF EXECUTIVE OFFICERS — Employment Agreements and Change of Control Agreements” for a description of Mr. Langley’s compensation under that agreement. The decision to enter into, and extend, Mr. Langley’s employment agreement was based on a number of factors, including the Bank’s performance during his tenure as Chief Executive Officer, Mr. Langley’s long tenure with the Bank for which he has served as an executive officer since 1976, and the continuity and stability of management that Mr. Langley’s retention as Chief Executive Officer provides to both the Company and the Bank.

Performance-Based Compensation

The Compensation Committee believes that payment of compensation in excess of a senior executive’s base salary should be dependent on the level of profitability achieved by the Bank, the quality of its assets, which is critical to the longer term success of the Company, and the Bank’s comparative performance as measured against the performance of other banking institutions of comparable size in Northern and Southern California (“Peer-Group Banks”).

The Compensation Committee has identified several performance factors which affect a bank’s profitability and financial strength and which the Compensation Committee believes are important to the enhancement of stockholder value. These include asset growth; the quality and collectibility of the Bank’s assets, which consist primarily of loans and investment securities; the volume and mix of deposits, which affect the Company’s net interest margin or “spread” and also its fee income; and the level of non-interest expense. On the basis primarily of evaluations of the prior year’s operations, and economic and market conditions in the Bank’s service areas and management reports, at the beginning of each fiscal year the Board of Directors establishes annual performance goals for the Bank in each of these areas, and assigns “weights” to these performance factors in terms of their anticipated impact on the Bank’s earnings. The Board of Directors also establishes an earnings goal for the year. A percentage (determined by the Compensation Committee) of the higher-than-average earnings achieved by the Bank is set aside as a pool from which bonuses are paid. The amount of the bonuses that are paid from that pool, in turn, is based on the extent to which the Bank has achieved or exceeded the goals in each of the performance areas described above. Bonuses are then allocated among Executive Officers and other management employees based on an assessment by the Compensation Committee of the contribution that they have made to the Company’s achievement of the performance goals established for the year in question.

As a result of these performance-based bonus programs, as a general rule executive compensation will be higher and the proportion of each executive’s total cash compensation that is represented by incentive or bonus compensation will increase in those years when performance goals are exceeded, as was the case in fiscal 2002.

Stock Programs

In order to align the financial interests of senior executives and other key employees with those of the stockholders, the Company grants stock options to its senior executives and other key employees on a periodic basis. Stock option grants reward senior executives and other key employees for performance that results in improved market performance of the Company’s stock, which directly benefits all stockholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive’s importance to the future performance of the Company. As a result, as a general rule, the more senior the executive, the greater the number of option shares that are awarded. In addition, in 1993 the Bank established a 401(k) Plan in which all employees, including executive officers, may participate. Under this plan, employees may make contributions, which they may elect to have invested in Company common stock. In addition, the Company makes matching contributions of up to 4% of amounts contributed by participants, with shares of Company common stock. Each of the Named Officers participated in this plan in 2002.

Respectfully Submitted,

O.L. Mestad

Richard Gallich

William V. Landecena

George Sellers

George E. Langley

REPORT OF THE AUDIT COMMITTEE

The Role of the Audit Committee.    The Company’s management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of its consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our role and responsibility as members of the Audit Committee is to monitor and review these processes.

We are not accountants or auditors by profession or experts in the fields of accounting or auditing. Also, as Audit Committee members we do not undertake to conduct auditing or accounting reviews or procedures at the Company or the Bank and we are not employees of the Company or the Bank. As a result, in performing our monitoring and review responsibilities we must necessarily rely, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements.

Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

Report of the Audit Committee.    The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management. The Audit Committee also has discussed with Vavrinek, Trine, Day & Co., LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from Vavrinek, Trine, Day & Co., LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Vavrinek, Trine, Day & Co., LLP with that firm.

Based solely on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully Submitted,

Richard Galich

William V. Landecena

O. L. Mestad

George Sellers

Douglas Tessitor

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Reports of the Compensation Committee and the Audit Committee and the performance graph on the following page shall not be incorporated by reference into any such filings.

COMPANY PERFORMANCE

The following graph compares the performance of the Company with that of (i) the companies included in the Russell 2000 Index, (ii) an index, published by SNL Securities L.C. (“SNL”), which is made up of banks and bank holding companies with assets of between $100 million and $500 million, the shares of which are traded on the NASDAQ Stock Market, and (iii) a second index published by SNL, which is made up of banks and bank holding companies with assets of between $500 million and $1 billion, the shares of which also are traded on the NASDAQ Stock Market. The index made up of banks and bank holding companies with assets of between $500 million and $1 billion is being included for the first time, because the Company’s assets exceeded $500 million at December 31, 2002. We expect that in subsequent years, this index will be substituted for the index of banks and bank holding companies with assets of between $100 million and $500 million.

COMPARISON OF CUMULATIVE TOTAL RETURN

	Period Ending December 31,

	1997	1998	1999	2000	2001	2002

Foothill Independent Bancorp	100.00	102.99	91.38	87.13	100.89	156.11

Russell 2000	100.00	97.45	118.17	114.60	117.45	93.39

SNL <$500M Bank Index	100.00	91.31	81.54	87.12	112.79	144.45

SNL $500M-$1B Bank Index	100.00	98.32	91.02	87.12	113.02	144.30

The total cumulative return on investment (change in the period-end stock price plus reinvested dividends) for each of the periods for the Company, the Russell 2000 Index and the two Peer Group Indices is based on the stock price or index at the end of fiscal 1997.

APPROVAL OF 2003 STOCK INCENTIVE PLAN

(Proposal No. 2)

Introduction

On February 25, 2003, the Board of Directors adopted the Foothill Independent Bancorp 2003 Stock Incentive Plan (the “2003 Plan”), which authorizes up to a total of 450,000 shares of common stock of the Company for issuance pursuant to options that may be granted under that Plan to officers, other key employees and directors of and consultants and other service providers to the Company or its subsidiaries.

Approval of the 2003 Plan requires the favorable vote of the holders of a majority of the shares of common stock present or represented, and that are voted on this Proposal, at the Annual Meeting. Proxies solicited by management for which no specific direction is given in the Proxy with respect to this Proposal will be voted FOR approval of the 2003 Plan. Abstentions will have the same effect as a vote against adoption of the 2003 Plan and broker non-votes will be treated as if they had not been voted and, therefore, will not be counted, except for quorum purposes.

Reasons for Adoption of 2003 Stock Incentive Plan.    Although options to purchase a total of 914,916 shares of common stock are outstanding under the Company’s 1993 Stock Option Plan, no shares remain available for the grant of options in the future. The Board of Directors believes that the Company needs available options in order to be able to offer meaningful incentives to attract new and retain existing officers, key employees, directors and service providers, and, thereby, remain competitive with other banking organizations in our service areas that are able to offer such incentives to their personnel. As a result, the Directors believe that adoption of the Plan is in the best interests of the Company and the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS  VOTE “FOR” APPROVAL OF THE 2003 PLAN.

Description of the 2003 Plan

The essential features of the 2003 Plan are summarized below. The summary does not purport to be a complete description of the 2003 Plan. Copies of the 2003 Plan can be obtained, without charge, by writing the Secretary, Foothill Independent Bancorp, Second Floor, 510 South Grand Avenue, Glendora, California 91741.

Purposes and Authorized Number of Shares under the Plan.    The primary purposes of the 2003 Plan are to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers, and to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company. In the view of the Board of Directors, the grant of options also helps to align the interests of management and key employees with those of the stockholders, because options reward management and other key employees for performance that results in improvements in the price of the Company’s shares, which benefits our stockholders.

In order to accomplish these purposes, the 2003 Plan sets aside 450,000 shares of the Company’s common stock for grants of options under the terms of the Plan, subject to the limitation that the maximum number of shares of common stock that may be the subject of option grants under the Plan to an optionee, in any one year, may not exceed 35,000 shares. The number of shares authorized for issuance under the 2003 Plan, and the foregoing limitation on annual grants to optionees, will be subject to adjustment in the event of stock splits, stock dividends and other similar changes in the capital structure of the Company.

At March 26, 2003, options to purchase 10,000 shares had been granted under the 2003 Plan to each of the six non-employee directors, and one management employee, of the Bank at an exercise price of $17.35 per share, which was equal to the closing price of the Company’s shares on NASDAQ on the date of grant. Those options will become exercisable only upon approval of the 2003 Plan by the stockholders. As a result, if the 2003 Plan is approved by stockholders, a total of 390,000 shares will be available for the future grant of options under that Plan.

Administration of the Plan.    The 2003 Plan may be administered by either the Board of Directors or a committee consisting of two (2) or more Directors appointed by the Board (the “Committee”). Subject to the provisions of the 2003 Plan, the Board or the Committee (as the case may be) has full authority to implement, administer and make all determinations necessary under the 2003 Plan.

Incentive and Nonqualified Stock Options.    Options granted under the 2003 Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified stock options,” as determined by the Board of Directors or the Committee at the time of grant. Incentive stock options provide certain income tax benefits to optionees under the Code that are not available to holders of nonqualified options. See “Summary of United States Income Tax Consequences” below.

Eligibility to Participate in the Plan

Incentive Stock Options.    Only officers and other employees of the Company, or of any present or future subsidiary or parent corporation of the Company, are eligible for selection to receive incentive options under the 2003 Plan. As of March 26, 2003, there were a total of 3 executive officers of the Company and a total of 90 other employees of the Company or its subsidiaries that were eligible to receive a grant of options under the 2003 Plan. An employee who has been granted an incentive option may, if otherwise eligible, be granted additional incentive options or nonqualified options if the Board or Committee so determines. However, if the aggregate market value of the incentive options of an optionee that become exercisable for the first time in any year were to exceed $100,000, only the first $100,000 of such options would be accorded incentive stock option treatment under the Code. The remaining options, in that event, would be treated as nonqualified options for income tax purposes. For this purpose, such options would be valued at the fair market value of the underlying shares determined as of the date the options were granted.

Nonqualified Options.    Officers and other employees of the Company or its subsidiaries, members of the Board (whether or not they also are employees) of the Company or any subsidiary and consultants and other service providers will be eligible to receive nonqualified options under the 2003 Plan. An individual who has been granted a nonqualified option may be granted an incentive option (if he or she also is an officer or employee) or, otherwise may be granted additional nonqualified options, if the Board or Committee so determines.

Exercise Prices and Payment for Shares.    The exercise price of any option granted under the 2003 Plan, whether it is an incentive or a nonqualified option, must be at least equal to the fair market value per share of the Company’s common stock on the date the option is granted, except in the case of an incentive option that is granted to an optionee who owns 10% or more of the outstanding shares of common stock of the Company (a “10% stockholder”), as to whom the exercise price must be at least 110% of such fair market value. As of this date no one eligible to be granted options under the 2003 Plan is the holder of 10% of the Company’s outstanding shares, however. Also, nonqualified options may be granted on terms which will permit the optionee to forego other compensation that would be payable to him or her by the Company, or any parent or subsidiary, in exchange for a reduction in the aggregate exercise price of such options equal to the amount of the compensation which such optionee has agreed to forego. Payment of the exercise price of nonqualified options may be made, in the discretion of the Board or the Committee, by (i) cash, (ii) check, (iii) delivery of shares of the Company’s common stock already owned by the optionee, (iv) cancellation of the Company’s indebtedness or a waiver of compensation due to the optionee, (v) a “same day sale” or “margin” commitment from an optionee (provided he or she is not an executive officer of the Company), or (vi) any combination of the foregoing methods or any other consideration or method of payment permitted by applicable corporate law.

Vesting and Termination of Options.    The Board or Committee, when granting options under the 2003 Plan, has the authority to determine the time or times at which options granted under the 2003 Plan will become exercisable (that is, when and in what increments options will “vest”), subject to the requirement that options must expire no later than 10 years from the date of grant (or five years with respect to any options granted to a 10% stockholder). Options are nontransferable, other than upon death, in which case they may be transferred by will or the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company. In the event of the employment or service with the Company or any subsidiary of any optionee is terminated, those of his or her options that have not yet become exercisable will terminate automatically; and any options that have previously become exercisable will remain exercisable for three months after termination of employment, except in the event the termination is due to the optionee’s death or disability, in which case those options will remain exercisable for 12 months thereafter. Upon termination of any unexercised option, the shares subject to that option will again be available for the grant of options under the 2003 Plan, as will any options that may be repurchased by the Company.

Change in Control.    In the event of a change in control (as defined in the 2003 Plan) of the Company, vesting of options will accelerate automatically unless the options are assumed by the acquiring or successor entity (or parent thereof), or there is substituted therefor by the acquiring or successor entity, new options or other incentives on terms and conditions which the Board or Committee, in its discretion, considers equitable. If options are assumed or replaced with new options or other incentives by the acquiring or successor entity (or parent thereof), then, the vesting of those substituted options or other incentives shall accelerate and they shall become fully exercisable in the event the optionee’s employment or service relationship with the Company or any subsidiary, or such successor entity, as the case may be, is terminated within a specified period of time (as provided in option agreements) following the change in control. However, the Board or Committee (as the case may be) may, in its discretion, provide for other vesting arrangements in option agreements, including arrangements which provide for full acceleration of vesting upon a change in control whether or not the acquiring entity agrees to assume, or substitute new options or incentives for, the existing options. In any event, upon consummation of a change of control of the Company, any options that are neither assumed nor exercised will terminate.

Amendments to and Termination of the Plan.    The Board may from time to time alter, amend, suspend or terminate the 2003 Plan in such respects as the Board may deem advisable. However, no alteration, amendment, suspension or termination of the Plan may substantially affect in an adverse manner or impair the rights of option holder under any previously granted option without that option holder’s prior consent. Unless previously terminated by the Board of Directors, the 2003 Plan will terminate on January 31, 2013.

Summary of United States Income Tax Consequences

The following is a summary of certain United States Federal income tax consequences of participation in the Company’s 2003 Plan. The summary should not be relied upon as being complete. United States tax laws are complex and subject to change. Moreover, participation in the 2003 Plan may also have consequences under state and local tax laws, as well as foreign tax laws, which may vary from the United States Federal income tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Options.    No taxable income will be recognized by a participant under the 2003 Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option also may result in an “item of adjustment” for purposes of the “alternative minimum tax.”

If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the participant in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of the amount taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the participant in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which is currently more than one year for long-term capital gains). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant as a result of the disqualifying disposition.

If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a “disqualifying disposition” has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon a participant’s death, a mere pledge or hypothecation, or a transfer into the name of the participant and another person as joint tenants.

Section 55 of the Code imposes an “alternative minimum tax” on an individual’s income to the extent the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

A participant who is subject to the alternative minimum tax in the year of exercise of an incentive option may claim as a credit against the participant’s regular tax liability in future years, the amount of alternative minimum tax paid that is attributable to the exercise of the incentive option. This credit is available in the first year following the year of exercise in which the participant has a regular tax liability.

Under the 2003 Plan, the Board of Directors or Committee may permit a participant to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the participant, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the participant on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the participant, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the participant upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for capital gain purposes as the participant’s basis and holding period in the old shares. The balance of the shares received by the participant upon exercise of the option will have a tax basis equal to any cash paid by the participant, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

Nonqualified Options.    No taxable income is recognized by a participant upon the grant of a nonqualified option. Upon exercise, however, the participant will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by a participant who is an employee will be subject to income tax withholding by the Company out of the participant’s current compensation. If such compensation is insufficient to pay the taxes due, the participant will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant, provided certain reporting requirements are satisfied.

If the exercise price of a nonqualified option is paid by the participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the participant as a result of such exercise. If the exercise price is paid by delivering shares of Common Stock of the Company already owned by the participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the participant on the already-owned shares exchanged (however, the participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the participant equal in number to the old shares exchanged will have the same tax basis and holding period as the participant’s basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the participant plus the amount of income recognized by the participant as a result of such exercise, and will have a holding period commencing with the date of exercise.

Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the participant’s basis in the shares will be a capital gain or loss and will be treated as long-term or short-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Tax Withholding

Under the 2003 Plan, the Company has the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy United States Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the 2003 Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any tax to any governmental entity in respect of any option or restricted stock up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, in whole or in part, by (i) directing the Company to apply shares of Common Stock to which the participant is entitled as a result of the exercise of an option, or (ii) delivering to the Company shares of Common Stock owned by the participant.

INDEPENDENT PUBLIC ACCOUNTANTS

Vavrinek, Trine, Day & Co., LLP were the Company’s independent accountants for the fiscal year ended December 31, 2002. The Audit Committee of the Board has approved the selection of that firm as the Company’s independent accountants for the fiscal year ending December 31, 2003. A representative of Vavrinek, Trine, Day & Co., LLP will attend the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

The fees billed by Vavrinek, Trine, Day & Co., LLP for professional services for the audit of the Company’s annual consolidated financial statements and the financial statements of the Bank for the fiscal year ended December 31, 2002 and the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal 2002 totaled $139,555.00.

The aggregate fees billed to the Company for all other services rendered by Vavrinek, Trine, Day & Co., LLP to the Company or the Bank in fiscal 2002, which consisted of tax advisory services, was $35,450.00. Vavrinek, Trine, Day & Co., LLP did not provide, and it did not bill and it was not paid any fees for, financial information systems design and implementation services in 2002.

The Audit Committee has determined that the provision of, and the fees paid for, tax advisory services rendered by Vavrinek, Trine, Day & Co., LLP in fiscal 2002 were compatible with maintaining Vavrinek, Trine, Day & Co., LLP’s independence.

SHAREHOLDER PROPOSALS

The next Annual Meeting of Stockholders of the Company is scheduled to be held on May 11, 2004. In accordance with the Bylaws of the Company, any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and inclusion in the Company’s Proxy Statement for that Meeting must provide the Company with written notice of that proposal by no later than March 12, 2003 and no earlier than February 11, 2003. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, the Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

OTHER MATTERS

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

George E. Langley

President

April 7, 2003

The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2002 is being mailed concurrently with this Proxy Statement to all stockholders of record as of March 26, 2003. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

COPIES OF THE COMPANY’S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, FOOTHILL INDEPENDENT BANCORP, 510 SOUTH GRAND AVENUE, GLENDORA, CALIFORNIA 91741.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOOTHILL INDEPENDENT BANCORP

PROXY SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2003

PROXY/VOTING INSTRUCTION CARD

The undersigned hereby nominates, constitutes and appoints O. L. Mestad, George E. Langley, and William Landecena, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of FOOTHILL INDEPENDENT BANCORP which the undersigned is entitled to represent and vote at the 2003 Annual Meeting of Stockholders of the Company to be held at The Glendora Country Club, 310 So. Amelia Avenue, Glendora, California, on May 13, 2003, at 4:30 p.m., and at any and all adjournments and postponements thereof, as fully as if the undersigned were present and voting at the meeting, in the manner set forth on the reverse side of this proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

(Continued, and to be marked, dated and signed, on the other side)

ê        FOLD AND DETACH HERE        ê

FOOTHILL INDEPENDENT BANCORP — ANNUAL MEETING, May 13, 2003

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-257-2280 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/fib and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Printed on recycled paper

Please mark your votes as indicated in this example	☒

THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED BELOW		For	With- hold	For All Except	THE DIRECTORS RECOMMEND A VOTE FOR THE 2003 EMPLOYEE STOCK OPTION PLAN.		For	Against		Abstain
1.	ELECTION OF CLASS II DIRECTORS FOR A THREE YEAR TERM	☐	☐	☐	2.	APPROVAL OF THE 2003 EMPLOYEE STOCK OPTION PLAN.	☐	☐		☐
(01) George Sellers (02) Douglas F. Tessitor					3.	IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) in the space provided below.

By checking the box to the right, I consent to future access of Annual Reports and Proxy Statements via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked.

							☐

I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Registrar & Transfer Company, Cranford, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 13, 2003 and the Proxy Statement furnished with this card.

					Will attend Annual Meeting →				☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE ON THIS PROXY AND FOR APPROVAL OF THE 2003 EMPLOYEE STOCK OPTION PLAN. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

	Please be sure to sign and date this Proxy in the box below. Shareholder sign above		Date Co-holder (if any) sign above		Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.

* * * IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

é    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL    é

INSTRUCTIONS FOR VOTING YOUR PROXY

Stockholders of record have three alternative ways of voting their proxies:

1.	By Mail (traditional method); or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Please note all votes cast via the telephone or Internet must be cast prior to 12 midnight, May 13, 2003.

Vote by Telephone	Vote by Internet

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-866-257-2280.	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Call the toll-free number 1-866-257-2280.

3.  Enter your 9 digit Control Number located on your Proxy Card below.

4.  Follow the recorded instructions.

Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Go to the Website https://www.proxyvotenow.com/fib

3.  Enter your 9 digit Control Number located on your Proxy Card below.

4.  Follow the recorded instructions.

Your vote is important! Call 1-866-257-2280 anytime!	Your vote is important! Go to https://www.proxyvotenow.com/fib

IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET PLEASE NOTE THAT THE LAST VOTE RECEIVED, WHETHER BY TELEPHONE, INTERNET OR BY MAIL, WILL BE THE VOTE COUNTED.	FOR TELEPHONE/ INTERNET VOTING: CONTROL NUMBER